Exhibit 99.2

Modiv Industrial Announces Latest Portfolio Appraisal
Addresses Sale Speculation

DENVER, CO, February 4, 2025--Modiv Industrial, Inc. (“Modiv” or the “Company”) (NYSE: MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate properties, today announced its latest independent, third-party appraisal of its assets resulting in an updated Net Asset Value (“NAV”) of $24.11 per share as of December 31, 2024.

The following is a statement from Aaron Halfacre, CEO of Modiv Industrial:

“This year we engaged Cushman & Wakefield to conduct an appraisal of our 43 properties and to value our three fixed rate mortgages. Their estimates of value were then used to calculate our net asset value (NAV) per share as delineated in the table further below and in our accompanying 8-K filing. Our latest NAV represents the 12th independent, third-party appraisal of our portfolio of assets in the past eight years.

This latest appraisal, like the other forms of valuation of Modiv (e.g. discounted cash flow models, analysts’ consensus targets, cap rate analysis and P/AFFO metrics), highlights that our prevailing stock price represents a tremendous opportunity relative to fair value. This mispricing opportunity isn’t so surprising given the nearly three-year rate-spooked, risk-off environment that REITs have been suffering from. That said, it is hard for me to contain my enthusiasm at the chance to own mighty American manufacturing at nearly half off, during a pro-American Trump presidency no less. When you include our fully covered $1.17 per share annual dividend, there is so much shimmer one might begin to feel they are getting both a dessert topping and a floor wax.

I can already hear it being asked… ‘Halfacre (or, if you prefer, any of my past monikers*), why bother with an appraisal in the first place?’…the primary answer is simple – transparency. As we have stated before, we believe that data informs decision-making, and transparency empowers awareness. However, there is a secondary answer to that question, and it relates to some recent marketplace speculation (i.e. SeekingAlpha) that we are looking to sell the company. If it pleases you, let’s take the red pill and slide down that rabbit hole.

Wonderland –
I wish to caveat this next section by stating that my words below are not intended as guidance but simply me sharing my transparent thoughts and opinions – both historical and hypothetical. Ok, here it goes.

I believe every publicly listed company is de facto ‘for sale’ either in the open market by individual sellers, by the corporation itself issuing shares via an ATM or other offering, or, as has been speculated on SeekingAlpha – by selling to another suitor (e.g. M&A). By that definition, Modiv is technically always available to be sold. However, as of this writing, I have no knowledge of any potential takeover transactions and if someone else knows something I don’t, then our NAV serves as a valuable prophylactic against low ball bids. For example, absent our published NAV of $24.11 per share, an unassuming investor might perceive an unsolicited offer to acquire Modiv at a traditional M&A market premium of 20% to our current share price as a great deal when, in fact, such an offer could be leaving +30% of potential value on the table.

As we all know, the decision to sell to, or merge with, another company is at the discretion of voting shareholders and a company’s board of directors. As both a CEO and a large individual shareholder, I believe we can systematically close the value gap over time, thereby bringing our share price closer and closer to our NAV. At the same time, I also believe that there is a real benefit of closing that value gap sooner through M&A. I have said it in the past, and I will say it again, if an external party can close the value gap of a company and offer investors something that truly reflects fair value far sooner than the alternative, then any credible M&A offer should be taken seriously.

Personally, I love M&A and I have been lucky enough to have been involved with four REIT M&A deals in my career (including the merger that initially created Modiv). In fact, I love to think about M&A so much that I have spent weekends creating, for fun, hypothetical pro forma merger models of REITs that I affectionately call ‘REITmanteaus’. For example, imagine the accretion from G&A synergies and cost of capital benefits if a net lease juggernaut were created by combining Realty Income (NYSE: O), W.P. Carey (NYSE: WPC) and NNN REIT (NYSE: NNN). Think about how much more interesting the distressed office play would be if you merged Net Lease Office Properties (NYSE: NLOP), City Office REIT (NYSE: CIO), Office Properties Income Trust (NASDAQ: OPI) and Orion Office REIT (NYSE: ONL). Or perhaps, the combo of equally sized FrontView (NYSE: FVR) and Alpine Income Property Trust (NYSE: PINE). Or what about the no-brainer of combining Farmland Partners (NYSE: FPI) and Gladstone Land Corp (NASDAQ: LAND) into a better sized farmland REIT. I know…#REITNerd.

Alas, no matter how creative a ‘REITmanteau’ may be, an actual REIT combination is not unlike guessing the combination of a random high school locker. Twisting back and forth, to this number and that, then yanking down on the lock to see if it opens. Unless you can get the combo just right, nothing happens. Even though portfolios, balance sheets and management teams are fungible, there are so many variables that need to line up to have a successful merger. Often price is the most common deterrent, but other times it can be ego or financing or differing visions of the future. There is nothing wrong in trying to figure out a combination lock – you never know when it might just work. I can attest that Modiv has previously been approached by bankers to initiate communications with Plymouth Industrial (NYSE: PLYM), Gladstone Commercial Corp (NASDAQ: GOOD), and also a private non-traded REIT (all different than the previously mentioned battleships), but the combo to unlock value remains elusive.

If you look at REIT history, particularly as it relates to some of the largest REITs, you clearly see that M&A is a very natural element of this industry.  It would take a paragraph to just write about all the transactions ProLogis (NYSE: PLD) made to become the size it is today. Same goes for many other large REITs. M&A can be transformational and rewarding – the key is to be ready for, and creative about, the opportunities.

As I previously stated, I have no knowledge today of any potential takeover transactions, but I can tell you that we do not fear it and, in fact, view any potential M&A opportunities as a valuable tool to grow a company and a tool we hope to use ourselves. Uniquely, our management team has a fair amount of career experience with M&A, such that it is a skillset that naturally combines with our innate creativity. Even though we are striving to be an acquirer, we don’t have any preconceived notion that we are immune from acquisition, nor do we have an ego that will get in the way of a good combination. If a potential merger partner will only merge with us if we rename the company Persistent Industrial Manufacturing Properties in order to use the ticker PIMP, then let’s do that if it means our investors can increase their net worth and strengthen their cash flow. Even better, though technically not a merger or a takeover, if @elonmusk ultimately decides he wants to make a 721 contribution of a Tesla (NASDAQ: TSLA) Gigafactory and/or a SpaceX manufacturing facility to turn MDV into the X REIT, then by all means – we’re ready.

Until then, we will keep leaning our shoulder into the hard work necessary to take Modiv along the journey from good to great. Patiently. Intelligently. Strategically.

Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial.

*Monikers: Having the last name Halfacre seems like a no-brainer for the real estate industry but for whatever reason the pronunciation of my surname has been routinely butchered. When I was in high school in Hawaii as a non-military haole, I remember running at a track and field event in Waipahu when my name was pronounced (over the loudspeaker) with a thick Tagalog accent as “Hal FUHker”. I carried that lucky nickname for the remainder of the school semester. Or how about when I was at USAF basic training and my drill sergeant mispronounced my last name as ‘Hal Face’ and I stupidly corrected him with an unaware scowl, which in turn led him to yelling “FROM NOW ON YOUR NAME IS HELLFACE!!”. It wasn’t until I became a residential real estate agent (way before I went to college) and put on my business card “like a ½ acre of land” did people finally figure out how to pronounce my last name.

MODIV INDUSTRIAL, INC.
Non-GAAP Measures - Net Asset Value Per Share
Estimated as of December 31, 2024 and January 31, 2024
(Unaudited)

The table below sets forth the calculation of our estimated NAV per share (unaudited) as of December 31, 2024 and January 31, 2024:

	December 31, 2024		January 31, 2024
	Estimated Value	Estimated NAV Per Share	Estimated Value	Estimated NAV Per Share
Assets
Real estate properties	$566,365,000	$50.63	$569,465,000	$50.06
Investment in unconsolidated entity: tenant-in-common interest (a)	23,180,751	2.08	19,735,103	1.74
Cash and cash equivalents	11,530,381	1.03	10,306,887	0.91
Interest rate swap derivative	-	-	2,848,024	0.25
Other assets	2,588,485	0.23	3,555,655	0.31
Total Assets	$603,664,617	$53.97	$605,910,669	$53.27

Liabilities
Mortgage notes payable	$27,964,226	$2.50	$28,117,749	$2.47
Credit facility (at face value)	250,000,000	22.35	250,000,000	21.98
Accrued dividends and distributions payable	1,993,839	0.18	1,005,397	0.09
Interest rate swap derivative	-	-	271,283	0.02
Other liabilities	4,061,129	0.36	4,278,158	0.38
Total Liabilities	284,019,194	25.39	283,672,587	24.94

Series A preferred stock	50,000,000	4.47	50,000,000	4.40

Total estimated net asset value (b)	$269,645,423	$24.11	$272,238,082	$23.93

Fully-diluted shares outstanding (c)	11,186,101		11,375,344

(a)
Reflects our approximate 72.7% interest in the Santa Clara property which includes real estate valued at $43,200,000 and $38,580,000 as of December 31, 2024 and January 31, 2024, respectively, and a mortgage with estimated fair value of $11,678,501 and  $11,857,833 as of December 31, 2024 and January 31, 2024, respectively, along with non-real estate related tangible assets and other liabilities.

(b)	The implied cap rate of Cushman’s real estate appraised values is 6.73% and 6.93% as of December 31, 2024 and January 31, 2024, respectively.

(c)
Fully-diluted shares outstanding as of December 31, 2024 and January 31, 2024 includes all outstanding units of limited partnership interest as described in our Quarterly Report on Form 10-Q for the period ended September 30, 2024 and our Annual Report on Form 10-K for the year ended December 31, 2023.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial, including the potential for mergers and acquisitions activity. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Inquiries:
management@modiv.com

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